Exhibit 24.1
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Michael Del Nin, Christoph Mainusch and David Sturgeon, and each of them, with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign Central European Media Enterprises Ltd.’s (the “Company”) Registration Statement on Form S-8 for the registration of the Company’s Class A common stock, par value $.08 per share, with respect to the Company’s 2015 Stock Incentive Plan, as amended on May 20, 2019 and any or all amendments (including post-effective amendments and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act) to such Registration Statement, and to file the same, with all the exhibits thereto, and other document or instrument deemed necessary or appropriate by any of them in connection with such application for registration in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, I have hereunto set my hand as of the date indicated below.

SIGNATURE	TITLE	DATE

/s/ John Billock	Chairman of the Board of	June 25, 2019
John Billock	Directors

/s/ Alfred Langer	Director	June 25, 2019
Alfred Langer

/s/ Parm Sandhu	Director	June 25, 2019
Parm Sandhu

/s/ Kelli Turner	Director	June 25, 2019
Kelli Turner

/s/ Trey Turner	Director	June 25, 2019
Trey Turner